Exhibit 10.32

Susan P. Mitchell Executive Vice President Human Resources	CIT Group Inc. 1 CIT Drive Livingston, New Jersey 07939	Tel: (973) 740-5414 Fax: (973) 740-5755

VIA FEDERAL EXPRESS

February 16, 2005

Walter J. Owens
205 Davis Hill Road
Weston, CT 06883

Dear Walter,

We are pleased to confirm our offer of employment to join CIT as Executive Vice President and Chief Sales and Marketing Officer. This offer letter summarizes your compensation and benefits and contains important information regarding your status as an employee of CIT.

In accepting this offer, your annual salary will be $450,000 to be paid bi-weekly. Your position will report to Jeff Peek, Chief Executive Officer.

You will also be eligible to participate in the CIT Corporate Bonus Plan. You will receive a guaranteed bonus in the amount of $550,000 each year for the plan years 2005 and 2006, payable at the time of the CIT Corporate Bonus payments (but no later than March 15 of 2006 and 2007, respectively). In addition, you will receive a sign-on bonus in the amount of $250,000 payable in a single payment 30 days from your date of hire. All bonuses are subject to applicable taxes. If your employment with CIT should terminate at any time, for any reason, the compensation agreement outlined in this letter will cease on your last day of work except as noted below.

Should you terminate your employment without “Good Reason” within one year of your start date, you will be required to repay the amount of the sign-on bonus on a pro-rata basis. For purposes of this paragraph, “Good Reason” shall have the meaning given to that term in the CIT Executive Severance Plan, As Amended and Restated as of February 25, 2003 (the “ESP”), as that definition is modified for you as set forth below in this letter.

Any reference to the ESP in this letter shall refer to the ESP as in effect on the date of this letter except that any decision to deny you benefits under the ESP shall be subject to a de novo standard of review notwithstanding any provision of the ESP that may grant CIT or any committee discretion to administer the ESP or otherwise result in a decision to deny benefits being subject to a different standard of review. Any amendment or termination of the ESP after the date of this letter shall not apply with respect to you unless (1) you consent in writing to the amendment or termination applying to you or (2) the amendment increases the benefit you would otherwise receive. A copy of the ESP as in effect on the date of this letter is enclosed for your records.

Walter J. Owens
February 16, 2005

You will be eligible for full participation in CIT’s Long Term Equity Compensation Plan (“LTIP”). CIT’s LTIP includes performance shares in the form of restricted stock units, as well as stock options. You will receive a Performance Share Award grant valued at $500,000 pursuant to the CIT Performance Share Program for the 2005 — 2007 Performance Period. If CIT does not grant awards under the Performance Share Program in 2005, you will receive a grant of Restricted Stock valued at $500,000 in lieu of the Performance Shares. A brochure on the 2004 Performance Share Program is enclosed.

You will also receive a grant of Restricted Stock valued at $400,000 upon hire. This grant will vest in equal annual installments over three years, with one-third of the award vesting on each of the first three anniversary dates of your first day of employment with CIT.

Upon hire, you will also receive stock options valued at $400,000. The stock options will be priced at the close of business on your first day of employment with CIT. In addition, you will be recommended for CIT stock options in July 2005, valued at $750,000, which grant must be approved by the Compensation Committee.

You will also be recommended to the Employee Benefits Plans Committee for participation in the Executive Retirement Plan. You must satisfy all requirements associated with allowing CIT to purchase a life insurance policy on you at a level related to the value of your projected benefits in order to fulfill your participation requirements.

Until you agree in writing to participate in a different severance plan or arrangement with CIT, CIT agrees to pay you severance benefits (the “Severance Benefits”) under the terms of the ESP with the additional terms and conditions as provided in this letter, including (capitalized terms have the same meaning as defined in the ESP): (1) in lieu of paying you your Average Annual Bonus as set forth in the ESP, you shall be paid an amount equal to the actual average of the two largest annual bonuses received by you or guaranteed to you out of the three annual bonuses received by you immediately preceding your termination; this amount shall not be limited to your Base Compensation as provided in section 2.1 of the ESP; (2) all restrictions on restricted stock that you hold shall lapse and all outstanding unvested stock options, stock appreciation rights, tandem options, tandem stock appreciation rights, performance shares, performance units, or any similar equity share or unit you hold shall vest immediately; (3) notwithstanding any provision regarding an earlier termination of stock options set forth in any stock option or other agreement, the stock options referred to in clause (2) of this paragraph shall terminate and have no force or effect upon the earlier of (a) two years after a termination of employment for Good Reason or involuntary termination other than for Cause or (b) the expiration of the option term as defined in the applicable stock option agreement; (4) you shall be considered to have “Good Reason” to terminate your employment if, for any reason, (a) you are not granted an award under the LTIP in July 2005 with a value of at least $750,000; (b) you are not granted an annual bonus unless annual bonuses are not granted to similarly situated senior executives of CIT; (c) you are not granted an annual award under the LTIP in any year after 2005 at a level comparable to that of similarly situated senior executives, unless LTIP awards are not granted to similarly situated senior executives of CIT; (d) you do not become and remain a Participant in the Executive Retirement Plan (unless that plan is terminated with

Walter J. Owens
February 16, 2005

respect to all participants); (e) your Base Compensation is decreased at any time; (f) you are not permitted to participate in all employee pension, welfare, perquisite, fringe benefit, and other plans, programs, practices, and policies generally applicable to similarly situated senior executives of the CIT (including any supplemental retirement plans and retiree medical and life insurance plans); (g) you are assigned duties that are materially inconsistent with your position as a senior executive of CIT (including status, offices, titles, and reporting requirements); (h) you are required to be based at an office or location more than 50 miles from that provided in this letter; or (i) a successor to CIT does not expressly agree to honor the provisions of this letter.

If your employment with CIT is terminated in connection with a Change of Control as that term is defined in the ESP prior to payment to you of the bonuses and LTIP awards with respect to 2005, then, in addition to the severance benefits described above, CIT will pay you in cash as follows: (1) if the Change of Control occurs before you receive the July 2005 grant of stock options, CIT will pay you $1,250,000; or (2) if the Change of Control occurs after you receive the July grant of stock options but prior to payment of the corporate bonus for 2005, then CIT will pay you (x) the corporate bonus for 2005 and (y) the difference between the value of the stock options granted to you in the July 2005 grant, based on the strike price, and the value of the stock on the date of the Change of Control, but only if the price of the stock is less than the strike price on the date of the Change of Control. In addition, any award granted to you under the LTIP in 2005 will specifically provide that it vests and becomes immediately exercisable upon a Change of Control. The provisions of this paragraph do not apply if your employment is terminated for Cause, as that term is defined in the ESP. In the event of a Change of Control, the terms of this paragraph supersede contrary provisions in this letter.

Your position will entitle you to be a participant in the Company’s Executive Automobile Program.

Should you desire to relocate to a location closer to the New York City office, CIT will provide you with a net payment (after all applicable taxes are withheld) of $100,000 to facilitate your move. This payment will be available to you until your first anniversary with CIT.

You are eligible for 18 days of vacation in 2005. Beginning in 2006 you will be eligible for at least 20 vacation days each year. In addition, you will be eligible for company paid holidays and personal days per CIT’s time off policy. If you enroll, health coverage will commence on your first day of work. You will receive a benefits enrollment package within the next few weeks. In the interim, please review the enclosed CIT benefits highlights. In order to receive benefits coverage, you must complete all applicable enrollment forms within 45 days from the date you begin employment.

This offer of employment is contingent upon the satisfactory completion of all employment processing including reference checking and drug testing. Your official start date is anticipated to be February 28, 2005 but in no case will be prior to completion of this pre-employment screening.

Walter J. Owens
February 16, 2005

Your work location will be in CIT’s current office in New York City. Please read the enclosed company material and return the completed forms on your first day of employment to Patti Mittelman, SVP – Human Resources, 1211 Avenue of the Americas, 12th Floor, New York, NY.

This is the full and complete agreement between you and CIT. Although your job duties, title, compensation and benefits, as well as CIT’s Human Resources policies and procedures may change from time-to-time, the nature of your employment remains “at-will.” This means that either you or CIT may terminate your employment relationship at any time for any reason, with or without cause or without notice.

This letter sets forth the terms of your employment with us and supersedes any prior or written communications. A duplicate original of this letter is enclosed for your records. To accept employment, please sign and return a copy of this letter to me by Tuesday, February 22, 2005. Your signature below indicates that you understand and agree to the terms set forth in this letter. If you do not return this letter to me by Tuesday, February 22, 2005 this offer will expire. It can either be faxed to 973-740-5755 or mailed to my attention. Handwritten changes to this letter are not valid unless authorized and signed by me.

Walter, we are delighted at the prospect of your joining our team and look forward to having you on board. If you have any questions regarding this offer of employment, you may contact me at 973-740-5414.

Sincerely,

/s/ Susan P. Mitchell
Susan P. Mitchell

Enclosures:	(1) CIT Executive Severance Plan As Amended and Restated as of February 25, 2003

(2) 2004 Performance Share Program

Agreed and Accepted:

/s/ Walter J. Owens
Walter J. Owens
Date: 2/18/05